Exhibit 99.1

[CATALINA MARKETING LOGO]	NEWS

FOR IMMEDIATE RELEASE

INVESTOR CONTACTS:	MEDIA CONTACT:

Christopher W. Wolf	Susan Gear
Chief Financial Officer	Executive Director, Marketing
(727) 579-5218	(727) 579-5452

CATALINA MARKETING CORPORATION REPORTS BOARD RESIGNATION

ST. PETERSBURG, Fla. (March 18, 2004) – Catalina Marketing Corporation (NYSE: POS) today announced that Philip B. Livingston has resigned from the company’s board of directors effective immediately, decreasing the board to seven members. Mr. Livingston was elected to the board on September 12, 2003 and served as a member of the audit committee.

“The board has accepted Mr. Livingston’s resignation and is appreciative of the contribution he made in his tenure as a board member at Catalina,” said Frederick Beinecke, chairman of the board of Catalina Marketing Corporation.

Based in St. Petersburg, FL., Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct to patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods manufacturers for the issuance of certain product coupons, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client relationships, the timing of completion of the company’s audits, the nature and extent of any changes to the company’s audits and reaudits, the outcome and impact of the ongoing SEC investigation, the outcome of the resolution of the other reportable events disclosed in the company’s Form 8-K dated August 20, 2003, and the outcome and impact of the pending shareholder class action.